Exhibit 10.14

ACHAOGEN 7000 Shoreline Court, Suite 371 South San Francisco, CA 94080 (t) 650.266.1120 (f) 650.266.1130
www.achaogen.com

August 7, 2009

Revised Offer Letter

John C. Doyle, Jr.

Dear John:

I am pleased to offer you a position with Achaogen, Inc. (the “Company”), as Chief Operating Officer reporting to J. Kevin Judice, Chief Executive Officer. Your position with the Company pursuant to the terms and conditions of this letter will commence on August 17, 2009 (the “Start Date”). You will have duties and responsibilities, consistent with your position within the Company, as will reasonably be assigned to you by the Company’s Board of Directors (the “Board”). You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board.

The Company reserves the right to conduct background and credit investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference check.

Salary. While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate of three hundred and ten thousand dollars ($310,000). Your salary will be paid periodically in accordance with that Company’s normal payroll practices and will be subject to annual review (to determine potential merit increases) and the usual, required withholding.

Sign-on Bonus. You will be granted a one-time sign-on bonus of seventy thousand dollars ($70,000) (the “Sign-on Bonus”). This sum will be subject to the usual, required withholding and paid within thirty (30) days from your Start Date, Notwithstanding the foregoing, if, on or prior to the one (1) year anniversary of the Start Date, you voluntarily terminate your employment with the Company or the Company terminates you for Cause, you will repay 100% of the Sign-on Bonus to the Company. If you voluntarily terminate your employment with the Company or the Company terminates you for Cause after the one (1) year anniversary, but before the two (2) year anniversary, of the Start Date, you will repay 50% of the Sign-on Bonus to the Company. Notwithstanding the foregoing, you will not be required to repay any portion of the Sign-on Bonus if you resign for Good Reason (as defined below). In addition, you will be granted a one-time sign-on bonus of 25,000 shares of Achaogen common stock that will vest immediately upon completion of your first full day of employment at the Company (or the date of grant, if later, which date of grant will not be later than the first meeting of the Board following your Start Date).

Bonus. In addition to your base salary, you will be eligible to receive an annual discretionary bonus of up to 25% of your base salary (pro-rated for 2009). The amount will be based upon the Company’s performance and your performance, as determined by the Company, against specific milestones to he defined by the Company and agreed to by you, during the applicable calendar year. If and when earned, it will be paid to you promptly, less applicable tax withholdings, and in all cases no later than the later of (i) March 15th of the calendar year following the calendar year in which the bonus was earned; or (ii) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the bonus was earned.

Stock Option. If you decide to join the Company, it will be recommended at the first meeting of the Board following the Start Date that the Company grant you an option to purchase 425,000 shares of the Company’s common stock (the “Option”) at an exercise price equal to the fair market value per share on the date of grant, as determined by the Board. The Option may be exercised prior to vesting, subject to you entering into a standard form of restricted stock purchase agreement with the Company that will, among other things, provide that in the event you cease to provide services to the Company for any reason, the Company will be permitted to repurchase any unvested shares at the time of such termination at the price you paid for such shares. Subject to your continued service with the Company through each vesting date, 25% of the shares subject to the Option will vest on the one (1) year anniversary of the date of grant (the “Vesting Commencement Date”), and 1/48th of the shares subject to the Option will vest each month thereafter on the same day of the month as the Vesting Commencement Date. The Option will be subject to the terms and conditions of the Company’s 2003 Stock Plan and the applicable stock option agreement between you and the Company, both of which will be provided upon approval of your Option.

Employee Benefit Plans. As a Company executive, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers at any time. In addition, you will be entitled to paid vacation of fifteen (15) days per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

At-Will Employment. You should understand that your employment with the Company is “at-will” and is for no specified period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of your resignation, you give the Company at least two (2) weeks notice.

Severance. If earlier than three (3) months prior to a Change of Control (as defined below) or after twelve (12) months following a Change of Control, the Company or its successor terminates your employment other than for Cause (as defined below), death or disability, and you sign and do not revoke the Company’s standard release of claims (a “Release”) as provided below, then you shall be entitled to receive: (A) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) 25% of the then unvested portion of the Stock Option Grants shall immediately vest and become exercisable.

Change of Control Severance. If within, three (3) months prior to or, twelve (12) months following a Change of Control (i) you resign from your employment with the Company or its successor for Good Reason (as defined below), or (ii) the Company or its successor terminates your employment other than for Cause, death or disability, and you sign and do not revoke the Release as provided below, then you shall be entitled to receive: (A) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) 50% of the then unvested portion of the Stock Option Grants shall immediately vest and become exercisable.

If your employment with the Company terminates voluntarily by you (except upon resignation for Good Reason), for Cause by the Company or due to your death or disability, then (i) all vesting of the then unvested portion of the Stock Option Grants will terminate immediately and all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

For purposes of this offer letter, “Cause” is defined as (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties.

For purposes of this offer letter, “Change of Control” of the Company is defined as: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity or its parent), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent, as applicable, outstanding immediately .after such transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

For purposes of this offer letter, “Good Reason” is defined as your resignation within thirty (30) days following the expiration of the Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction in your annual base salary unless such reduction is part of a Company-wide reduction for similarly situated persons where the reduction applied to you is substantially similar to the reduction for the other similarly situated employees; (ii) the material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Medical Officer of the Company remains as such for the operations of the Company following a Change of Control and is not made the Chief Medical Officer of the acquiring corporation) shall not constitute “Good Reason”; or (iii) a material change in the geographic location at which you must perform services (it being understood that a relocation of fifty (50) miles or less is not material). Before you may resign for Good Reason, (A) you must provide the Company with written notice within ninety (90) days of the event that you believe constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

Release. The receipt of any severance pursuant to this offer letter is subject to you signing and not revoking the Release and provided that such Release is effective and irrevocable within sixty (60) days following your termination of employment or such shorter period required by the Release (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this offer letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

Section 409A. Notwithstanding anything to the contrary in this offer letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this offer letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

It is expected that none of the severance payments or benefits under this offer letter will constitute Deferred Payments and therefore, that none of the delays in timing provided in this section will apply. However, any severance payments or benefits under this offer letter that do constitute Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the following paragraph. Any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this offer letter.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your separation from service, then the Deferred Payments which are otherwise due to you on or within the six (6) month period following your separation from service will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service or on the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount paid under the offer letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this offer letter. Any amount paid under this offer letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the “Section 409A Limit” (as defined below) will not constitute Deferred Payments for purposes of this offer letter.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Section 409A Limit. For purposes of this letter, “Section 409A Limit” shall mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your separation from service occurs.

Confidential Information/Arbitration. You will he required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) as a condition of your employment. The Confidentiality Agreement requires, among other things, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of

Company proprietary information. We also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You further agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Federal Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Assignment. The terms and conditions set forth in this offer letter will be binding and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company. In the event any of the terms and conditions set forth in this offer letter becomes, or is determined to be illegal, unenforceable, or void, all other terms and conditions will continue in full force and effect.

Governing Laws. This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

This offer letter, the Confidentiality Agreement or existing confidential information agreement, as applicable, between you and the Company, as well as the Company’s 2003 Stock Plan and stock option agreement related to the Option, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior representations or agreements and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Board (or its authorized designee) and you.

To indicate your acceptance and agreement to the terms set forth in this offer letter, please sign and date this letter and fax a copy to me at (650) 243-4927. Please call me at (650) 823-2656 if you have any questions. This offer of employment will terminate if it is not accepted, signed and returned by August 10, 2009.

I am excited to welcome you to the Company, and look forward to your participation in the Company’s future success.

Sincerely,

/s/ J. Kevin Judice

J. Kevin Judice, PhD

President and CEO

Achaogen, lnc.

Accepted and agreed to this

17th day of August, 2009	/s/ John C. Doyle, Jr.
John C. Doyle, Jr.

Enclosures:	Duplicate Original Letter At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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